Exhibit 1

City of Buenos Aires, June 22, 2016

ARGENTINE SECURITIES COMMISSION (COMISIÓN NACIONAL DE VALORES)

25 de Mayo 175

City of Buenos Aires

BUENOS AIRES STOCK EXCHANGE (BOLSA DE COMERCIO DE BUENOS AIRES)

Sarmiento 299

City of Buenos Aires

NOTA PESA – LEGC 75/16

Ref.: Amendment to Corporate Bylaws.

Dear Sirs:

I am writing to the Buenos Aires Stock Exchange (“BCBA”) and the Argentine Securities Commission (“CNV”), in my capacity as Market Relations Manager of Pampa Energía S.A. (the “Company”) to inform that the General Ordinary and Extraordinary Shareholders’ Meeting of the Company held as of the date hereof (the “Shareholders’ Meeting”) resolved to amend Section 4 of the Company´s Corporate Bylaws as follows:

“SECTION FOUR: The purpose of the Company is to engage, by itself, through the intermediation of or in association with third parties, in its own name or on behalf of third parties, in Argentina or abroad, in the following activities: (a) Industrial: 1) “Operations designed to generate, transform, transport and distribute electric power; 2) Explore, exploit, prospect, detect, probe and drill hydrocarbon and any other fields, areas and/or wells, and develop mining activities generally; 3) buy, sell, lease and operate drilling equipment, any spare parts and accessories thereof and enter into any contracts, perform any acts and conduct any transactions related to mining extraction; 4), produce, process, manufacture, buy, sell, import, export and transport own or third party’s hydrocarbons and any products derived therefrom, either liquid, solid or gaseous; 5) enter into all kind of contracts for the performance of works and/or services in relation to the foregoing activities. (b) Commercial: Commercial transactions through the importation, exportation, purchase, sale, transportation and distribution of products and goods related to electric power and mining production, including the performance or provision of representation, brokerage, consignment or agency services; (c) Financial: Financial transactions generally; loans and/or capital contributions to individuals or companies in relation to actual or prospective business activities; provision of guarantees, securities and bonds for the benefit of third parties; sale, purchase and management of shares, government securities, debentures and other securities under any of the systems or forms currently existing or to be created in the future, other than transactions within the scope of the Argentine Financial Entities Law; (d) Investment: Investment activities in relation to undertakings and companies of any nature whatsoever, within the limits established by and subject to applicable laws and regulations; the company may organize or take part in the organization of companies or purchase and keep equity interests in companies currently existing or to be created in the future in Argentina or abroad, be a member of temporary business associations, business cooperation groups, joint ventures and consortiums. Also, the Company may, for investment purposes, purchase, develop and dispose of, encumber, lease as lessor or lessee, grant or receive concession rights on or enter into financial leases of real and personal property of any kind whatsoever. (e) Services: Provide services to or act as agent for itself or third parties. For the fulfillment of its corporate purposes, the Company will have full legal capacity to acquire rights and incur obligations and perform any acts not prohibited by the law or these bylaws.”

Sincerely yours,

_______________________

María Agustina Montes

Market Relations Manager